Exhibit 10.8

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between C4 Therapeutics, Inc. (the “Company”), and Andrew Hirsch (the “Executive”), and is effective as of this 6th day of September, 2020 (the “Effective Date”).

WHEREAS, the Company wishes to hire the Executive as an employee, and the Executive wishes to be hired by the Company as an employee, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company will commence on September 14, 2020 (the “Start Date”) and will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b) Position and Duties. During the Term, the Executive shall initially serve as the President of the Company and, upon the earlier of (i) the close of business on the first day of trading of the Company’s common stock after the Company’s initial public offering of shares of the Company’s common stock (the “IPO”) and (ii) November 1, 2020, Executive shall serve as the Chief Executive Officer of the Company. In each case, Executive shall have powers and duties that may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. As of the Effective Date, the Executive will also serve as a member of the Board. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may (i) serve on other boards of directors, with the prior written approval of the Board, (ii) serve on the board of directors of Editas Medicine, (iii) serve as a consultant to his former employer, Agios Pharmaceuticals, Inc., for no more than 5 hours per week, until October 31, 2020, (iv) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, (v) engage in religious, charitable or other community activities, (vi) manage the Executive’s personal, financial and legal affairs, and (vii) participate in trade associations, in each case, as long as such services and activities do not materially interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial base salary rate shall be $560,000 per annum. The Executive’s base salary may be increased by the Board or the Compensation Committee, provided that the Company may decrease the base salary by no more than 15% solely in connection with an across-the-board salary reduction that is based on the Company’s financial performance and similarly affects all or substantially all senior management employees of the Company . The Executive’s base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee in its discretion. The Executive’s target annual incentive compensation shall be 55 percent (55%) of the Executive’s Base Salary, as such percentage may be increased from time to time (the “Target Incentive Compensation”), provided that the Company may decrease by no more than 15% in connection with an across-the-board target incentive compensation percentage reduction that is based on the Company’s financial performance and similarly affects all or substantially all senior management employees of the Company . The actual amount of the Executive’s annual incentive compensation for any year, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Annual incentive compensation shall be paid to the Executive no later than March 15 of the year following the year in which it is earned. To earn any annual incentive compensation, the Executive must be employed by the Company for the entire preceding calendar year. If this Agreement is entered into in connection with the commencement of the Executive’s employment with the Company, the Executive’s Target Incentive Compensation, if any, for such year shall be prorated depending on when in the year the Executive first date of employment with the Company occurs.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with and subject to the policies and procedures then in effect and established by the Company for its executive officers.

(d) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time on a basis no less favorable than other senior management employees of the Company, subject to the terms and conditions of such plans.

(e) Vacations. The Executive shall be eligible for vacation time in accordance with, and subject to, the Company’s vacation policy as in effect from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

(f) Equity. The Executive will be granted options to purchase shares of the Company’s common stock (the “Options”) as follows:

(i) If the IPO becomes effective before November 1, 2020, the Options:

(A) Will be for such number of shares as is equal to 3.5% of the Company’s outstanding common stock, calculated on a Fully Diluted Basis (as defined below), and after giving effect to the grant of such Options and any other options granted on that date;

(B) Will be granted as of the effective date of the Company’s registration statement for the IPO, with an exercise price per share equal to the public offering price in the IPO;

(C) Will provide that, if the overallotment option is not ultimately exercised, 15% of the Options shall automatically be forfeited and cancelled;

(ii) If the IPO has not become effective before November 1, 2020, the Executive:

(A) Will be granted an initial option on or promptly after such date for such number of shares as is equal to 3.5% of the Company’s outstanding common stock as of the date of grant, calculated on a Fully Diluted Basis (and after giving effect to the grant of such initial option and any other options granted on that date), at an exercise price equal to the then fair value of the common stock as of such grant date, as determined by the Board of Directors in accordance with their usual procedures as a private company;

(B) Upon the later completion of the IPO, the Executive will be granted an additional option for such number of additional shares as is equal to 3.5% of the shares ultimately issued in the IPO, assuming the exercise of the underwriters’ overallotment option, such grant to be made effective on the effective date of the registration statement for such IPO, at an exercise price equal to the IPO price, with 15% of such grant being automatically forfeited and cancelled if the overallotment option is not ultimately exercised.

(C) The options granted under clauses (A) and (B) of this Section 2(f)(ii) shall be collectively referred to as the “Options” for purposes of this scenario.

(iii) The Options, regardless of when granted, shall provide for vesting over four years beginning on the Start Date, with the initial 12.5% of the options becoming vested on the six month anniversary of the Start Date and the remainder in equal quarterly installments thereafter;

(iv) For purposes hereof, “Fully Diluted Basis” means all of the outstanding shares of the Company’s common stock, taking into account and treating as outstanding for this purpose (A) all shares of common stock issuable upon exercise or conversion of all then outstanding convertible securities, options or warrants (whether vested or unvested) and (B) if determined in connection with an Option grant arising in connection with an IPO, (1) the number of shares of common stock issued by the Company in such offering and (2) the number of shares of common stock as would be issued by the Company if the banks underwriting the IPO were to exercise their overallotment option or “green shoe” in full. For the avoidance of doubt, the number of shares outstanding on a Fully Diluted Basis shall not include shares of common stock reserved for issuance under any outstanding equity plan that are available for grant or issuance but are not associated with outstanding awards or grants.

(v) The equity awards held by the Executive shall be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 5(a)(ii) of this Agreement shall apply in the event of a termination by the Company without Cause or by the Executive for Good Reason, in either event within the Change in Control Period (as such terms are defined below).

(g) Legal Fees. The Company agrees to pay the Executive’s reasonable legal fees incurred in connection with the negotiation of, and entry into, this Agreement, up to a maximum of ten thousand dollars ($10,000). The Company will pay such legal fees within thirty (30) days following receipt of an invoice establishing such fees which invoice shall be provided by the Executive to the Company promptly following the Start Date.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be able to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether, during any period, the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall, for the purposes of this Agreement, be deemed to be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material economic injury or material reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in the Executive’s position; (iii) willful and intentional continued non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) that has continued for more than 30 days following written notice from the Board of such willful and intentional continued non-performance from the Board or the CEO, as applicable; (iv) a material breach by the Executive of any of the provisions contained in Section 7 of this Agreement or of the Restrictive Covenants Agreement; (v) a material violation by the Executive of the Company’s written employment or corporate governance policies; or (vi) the failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a diminution in the Executive’s Base Salary, except for across-the-board salary and/or target incentive compensation percentage reductions of no more than 15% that, in either case, are based on the Company’s financial performance and similarly affect all or substantially all senior management employees of the Company; (iii) a requirement that the Executive work primarily from an office that is more than 30 miles from the office that the Executive primarily provides services to the Company; (iv) the removal of the Executive as the Company’s Chief Executive Officer (or the failure of the Company to appoint the Executive as Chief Executive Officer of the Company); (v) the removal of the Executive as a member of the Board; or (vi) the Company’s breach of any material provision this Agreement or any other agreement between the Executive and the Company or any of its subsidiaries. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the date on which the Executive first became aware of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement being relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given unless another date is specified by the Company; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, if the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(h) Resignations. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its subsidiaries or controlled affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be reasonably requested by the Company to confirm or effectuate any such resignations.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary and Target Incentive Compensation earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); (ii) any accrued but unused vacation time (it being understood that, as of the Effective Date, the Company does not accrue vacation time), and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”). For the avoidance of doubt, the Executive’s right to indemnification by the Company and coverage under any applicable directors’ and officers’ liability or other third party insurance policy as provided herein shall continue following any such termination of employment.

(b) Termination by the Company without Cause or by the Executive for Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), in either case outside of the Change in Control Period, then the Company shall pay the Executive the Executive’s Accrued Benefit. In addition, subject to the Executive signing, not revoking and complying with a separation agreement in the form and manner provided by the Company no later than five (5) days following the Date of Termination, containing a general release of claims in favor of the Company and related persons and entities, a reaffirmation of the Executive’s obligations under the Executive’s Restrictive Covenant Agreement, confidentiality of agreement, return of property, reasonable litigation cooperation at the Company’s cost, mutual non-disparagement, a post-employment non-competition provision equal or less in duration than the Executive’s severance period, and a seven (7) business day revocation period (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within all within the time period required in the Separation Agreement and Release but in no event later than 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to the Executive’s Base Salary (the “Severance Amount”). Notwithstanding the foregoing, if the Executive materially breaches any of the provisions contained in Section 7 of this Agreement or in the Restrictive Covenant Agreement, all payments of the Severance Amount may be terminated by the Company without affecting the other provisions of the Separation Agreement and Release;

(ii) the Company shall pay the Executive an amount in cash equal to a pro rata portion (based on the days of the applicable fiscal year prior to and including the Date of Termination) of the Executive’s Target Incentive Compensation, which payment shall be made in a single lump sum within 60 days after the Date of Termination.

(iii) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest: (i) the twelve-month anniversary of the Date of Termination; (ii) the Executive’s eligibility for group health coverage through other employment; or (iii) the end of the Executive’s eligibility under COBRA for continuation coverage for health care. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive, it may convert such payments to payroll payments directly to the Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings; and

(iv) The amounts payable under Section 4(b) (except Section 4(b)(ii)), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve months, commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)).

5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to the Executive’s assigned duties and the Executive’s objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment by the Company without Cause or by the Executive for Good Reason, if such termination of employment occurs upon, immediately prior to, in connection with or within 18 months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect beginning 18 months after the consummation of a Change in Control.

(a) Change in Control. If during the Change in Control Period the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then, in addition to paying the Executive the Accrued Benefit, and subject to the signing, non-revocation and compliance with the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within the time period required in the Separation Agreement and Release but in no event later than 60 days after the Date of Termination:

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to one and one-half (1.5) times the sum of (A) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Incentive Compensation (or the Executive’s Target Incentive Compensation in effect immediately prior to the Change in Control, if higher) (the “Change in Control Payment”); and

(ii) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement or the Company’s equity plan, all stock options and other stock-based awards (collectively, the “Equity Awards”) held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable (with any Equity Awards subject to performance-based vesting conditions becoming vested based on the attainment of the greater of (A) target level performance or (B) actual performance as of the Date of Termination) as of the Accelerated Vesting Date; provided that any termination or forfeiture of the unvested portion of such Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement under any applicable option agreement, other stock-based award agreement or the Company’s equity plan will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, (i) no additional vesting of the Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date and (ii) to the extent the parties to a Sale Event (as defined in the Equity Documents) do not provide for the assumption, continuation or substitution of Equity Awards, upon the effective time of the Sale Event, such Equity Awards shall immediately accelerate and become fully exercisable or nonforfeitable (with any Equity Awards subject to performance-based vesting conditions becoming vested based on the attainment of the greater of (A) target level performance or (B) actual performance as of the date of the Sale Event); and

(iii) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest: (i) the 18-month anniversary of the Date of Termination; (ii) the Executive’s eligibility for group health coverage through other employment; or (iii) the end of the Executive’s eligibility under COBRA for continuation coverage for health care. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive, it may convert such payments to payroll payments directly to the Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.

(iv) The amounts payable under this Section 5(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Additional Limitation.

(i) Notwithstanding anything in this Agreement to the contrary, if the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error or omission. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(c) Definitions. For purposes of this Section 5, the term “Change in Control” shall have the following meaning:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities, then a Change in Control shall be deemed to have occurred for purposes of the foregoing clause (i).

6. Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). This right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “nonqualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A1(h). Notwithstanding anything in this Agreement to the contrary, to the extent any payment that the Executive becomes entitled to under Section 5(a)(i) constitutes “non-qualified deferred compensation” under Section 409A of the Code and is not otherwise exempt from Section 409A of the Code, the definition of “Change in Control” for purposes of such payment must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information, Non-competition and Cooperation.

(a) As a condition of employment, the Executive is required to enter into the Employee Confidentiality, Non-Solicitation and Assignment Agreement, attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 7, those that arise in the Restrictive Covenants Agreement, the post-employment non-competition obligation to be contained in any Separation Agreement and Release as may be entered into by and between the Company and Executive, and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business in a manner that would interfere with or inhibit the Executive’s ability to perform the Executive’s duties to the Company. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority that relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).

(d) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(e) Protected Disclosures and Other Protected Actions. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenant Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law, including without limitation Massachusetts General Laws Chapter 151B) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Restrictive Covenants Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

(b) Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Indemnification. The Company and the Executive hereby agree to execute the Company’s standard indemnification agreement for senior executives.

11. Integration. This Agreement constitutes the entire agreement between the parties with respect to compensation, severance pay, benefits and accelerated vesting and supersedes in all respects all prior agreements between the parties concerning the subject matter hereof, including without limitation the Prior Agreement and any severance agreements, provided that the Restrictive Covenant Agreement, the Equity Documents, any indemnification agreement, and any other agreement relating to confidentiality, non-competition, non-solicitation or assignment of inventions shall not be superseded by this Agreement and the Executive acknowledges and agrees that any such agreements remains in full force and effect.

12. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18. Effect on Other Plans and Agreements. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 7 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 4 and Section 5 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to Section 4 and Section 5 of this Agreement.

19. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

20. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if the purchaser in any transaction involving the transfer of all or substantially all of the Company’s assets assumes this Agreement and the Executive accepts a position with the purchaser that is equivalent or better to the Executive’s position immediately preceding such transaction, then the Executive shall not be entitled to any Severance Amount pursuant to Section 4 or any Change in Control Payment pursuant to Section 5. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

22. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

C4 THERAPEUTICS, INC.

By:	/s/ Marc Cohen

Name:	Marc Cohen
Title:	CEO

EXECUTIVE

/s/ Andrew Hirsch
Andrew Hirsch

Exhibit A

Restrictive Covenant Agreement

Omitted.